EXHIBIT 23.3






CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the registration statement of Kash n' Karry Food Stores, Inc. (the Company) on Form S-3 (File No. 33 58999) of our report, which includes explanatory paragraphs discussing the Company's emergence from bankruptcy on December 29, 1994, and the Company's adoption of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106 as of January 1, 1995, dated September 15, 1995, on our audit of the financial statements of Kash n' Karry Food Stores, Inc. as of July 30, 1995 and for the thirty weeks ended July 30, 1995 and the twenty-two weeks ended January 1, 1995, which report is included in the Annual Report on Form 10K. We also consent to the reference to our firm under the caption "Experts."




/s/ Coopers & Lybrand L.L.P.
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Tampa, Florida
September 30, 1996